EXHIBIT 99.1

Contact:  Shelly Rubin                                      Jeffrey P. Krasnoff
          Chief Financial Officer                           President
          LNR Property Corp.                                LNR Property Corp.
          (305) 229-6440                                    (305) 229-6417


                LNR PROPERTY CORPORATION REPORTS 234% INCREASE IN
                          FOURTH QUARTER 1998 EARNINGS

FOURTH QUARTER HIGHLIGHTS
/bullet/ Net earnings increases 234% to a record $20.7 million
/bullet/ Net operating income from real estate properties up 84%
/bullet/ Tax rate declines to 26%, continuing impact of Affordable Housing
         Group acquisition
/bullet/ CMBS operating income increases 82%
/bullet/ Partnership earnings increases 210% on strength of Lennar Land Partners

FISCAL YEAR HIGHLIGHTS
/bullet/ Net earnings increases 66% to $73.3 million
/bullet/ Recurring income (rents, interest and fees) up 51%
/bullet/ Annualized yield on average assets of 15%

MIAMI, JANUARY 18, 1999 - LNR PROPERTY CORPORATION (NYSE: LNR), one of the nation's leading real estate investment, finance and management companies, today reported net earnings for its fourth quarter ended November 30, 1998 of $20.7 million or $0.58 per share ($0.57 per share diluted), up 234% from net earnings of $6.2 million or $0.17 per share ($0.17 per share diluted), for the same quarter in 1997. For the year ended November 30, 1998, net earnings increased to $73.3 million, or $2.04 per share ($2.02 per share diluted), up 66% from net earnings of $44.2 million, or $1.22 per share ($1.22 per share diluted), for the prior year.

"We are very pleased with our results," said Steven Saiontz, Chief Executive Officer of LNR Property Corporation. "This represents our strongest quarter yet, and our earnings are more than three times the comparable period last year. Even more importantly, it came during a period of unprecedented turmoil in the capital markets. While many of our competitors struggled, we saw strong improvements in each of our major business lines and in the growth of our core recurring earnings."

Mr. Saiontz continued, "During the last several months we further strengthened our balance sheet so that we will be in an even better position to take advantage of the many new investment opportunities that have arisen as a result of this market volatility."

                              RESULTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          THREE MONTHS ENDED                      YEAR ENDED
                                              NOVEMBER 30,                        NOVEMBER 30,
                                    1998          1997      1997           1998       1997        1997
                                ------------------------------------     ---------------------------------
                                  (ACTUAL)      (ACTUAL) (PRO FORMA)     (ACTUAL)   (ACTUAL)   (PRO FORMA)
Total revenues                  $     74,855     34,944     41,830        250,757    167,483    180,775
EBITDA                          $     52,092     17,805     29,027        174,410    105,132    122,832
Operating earnings:
  Real estate operations        $      8,156      7,306      7,306         34,204     29,747     29,747
  CMBS and loans                $     21,618     11,872     11,872         77,531     48,520     48,520
  Partnerships and joint
    ventures                    $     20,792      6,660     13,546         60,463     36,168     49,460
  Corporate and other           $     (3,076)    (9,771)    (5,435)       (10,802)   (15,363)   (10,955)
Total operating earnings        $     47,490     16,067     27,289        161,396     99,072    116,772
Net earnings                    $     20,651      6,225     13,391         73,323     44,218     56,297
Net earnings per share (basic)  $       0.58       0.17       0.37           2.04       1.22       1.56
Net earnings per share
  (diluted)                     $       0.57       0.17       0.37           2.02       1.22       1.55
1998 growth over prior year:
     Revenue                                        114%        79%                       50%        39%
     EBITDA                                         193%        79%                       66%        42%
     Net earnings per share
       (basic)                                      241%        57%                       67%        31%
     Net earnings per share
       (dilluted)                                   235%        54%                       66%        30%

REAL ESTATE OPERATIONS

Operating earnings from real estate operations increased 12% to $8.2 million for the three months ended November 30, 1998 from $7.3 million for the same period in 1997. For the year ended November 30, 1998, real estate operating earnings increased 15% to $34.2 million from $29.7 million.

The fourth quarter also reflects the impact of all of the original 42 Affordable Housing Group investments, as the final 2 closings occurred in early September. Correspondingly, the Company's effective tax rate for the fourth quarter of 1998 was reduced to 26%, compared with 39% for the same quarter of the previous year.

Since last quarter's earnings release, the Company committed to the development of three additional affordable housing rental communities, one in Oregon, one in Texas, and one in Nevada, for a total of 362 apartments. Total project costs are estimated at $26 million, with a $12 million investment by LNR. Since joining the Company this past summer, the Affordable Housing Group has already committed to eight new affordable rental communities that will contain over 1,200 apartments.

Jeffrey Krasnoff, President of LNR Property Corporation stated, "We continue to allocate investment dollars to the asset classes that generate the highest return on equity for the Company. Accordingly, in the fourth quarter, new real estate investment has been focused on affordable housing and adding value to previously acquired properties through development and repositioning efforts. We have slowed the pace of new real estate purchases as the oversupply of CMBS product and capital markets turmoil created compelling investment alternatives for the Company during the quarter."

Mr. Krasnoff continued, "Improvements during 1998 are very encouraging as net operating income almost doubled, going up by 84% over the fourth quarter of last year, increasing 28% over the third quarter of this year alone."

LNR's owned portfolio includes approximately seven million square feet of office, retail, industrial and warehouse space, 1,300 hotel rooms, and 13,000 apartments, either completed or under development. At November 30, 1998, LNR's operating property portfolio, excluding $324.6 million of assets undergoing development or repositioning and $174.1 million relating to affordable housing, was yielding approximately 18% on net book cost.

COMMERCIAL MORTGAGE-BACKED SECURITIES ("CMBS") AND LOANS

Operating earnings from CMBS and loans increased 82% to $21.6 million for the three months ended November 30, 1998 from $11.9 million for the same period in 1997. For the year ended November 30, 1998, operating earnings from CMBS and loans increased 60% to $77.5 million from $48.5 million. Earnings for 1998 are higher primarily due to growth in the CMBS portfolio and investments in new loans as well as the greater recognition of earnings due to actual CMBS performance continuing to exceed original expectations.

As anticipated by the Company, the growing supply of CMBS toward the end of 1998 and limited competition produced much more favorable pricing and terms for the purchase of these securities. As a result, the Company acquired approximately $131 million face amount of CMBS for approximately $54 million in the fourth quarter and committed to purchase an additional $194 million face amount of securities for $79 million.

After completion of these transactions, LNR's total face amount of CMBS investments will be approximately $1.2 billion with a book value of approximately $496 million. This portfolio represents 43 transactions involving pools of mortgage loans with a total original face amount of over $28 billion. The current CMBS portfolio is producing in excess of a 17% cash yield on book value. A wholly owned subsidiary of LNR is actively involved as the special servicer in all of these transactions.

Mr. Krasnoff noted, "By adhering to our conservative CMBS strategy, we have been able to create a unique and extremely valuable portfolio which continues to produce a growing stream of earnings and cash flow. We have been part of this business since its infancy in the early 90's. In late 1997 we cut back significantly on purchasing new issues when the market became overheated. And now, in the fourth quarter of 1998, LNR has again taken advantage of some great opportunities in the marketplace and continues to carefully evaluate a number of other similar situations."

The Company is also providing as an attachment to this release a list of other positive factors relating to LNR's CMBS portfolio, which help set it apart from others with mortgage-backed securities operations.

During the fourth quarter, the Company's investment in loans decreased approximately $102 million as a $105 million participation in a $255 million first mortgage loan was sold as expected at par.

PARTNERSHIPS AND JOINT VENTURES

Operating earnings from partnerships increased 210% to $20.8 million for the three months ended November 30, 1998 from $6.7 million for the same period in 1997. For the year ended November 30, 1998, partnership operating earnings increased 67% to $60.5 million from $36.2 million.

Lennar Land Partners ("LLP") was a major contributor to partnership and joint venture results providing $24.2 million and $44.6 million to operating earnings during the fourth quarter of 1998 and the year ended November 30, 1998, respectively, versus $6.9 million and $13.3 million on a pro-forma basis for the same periods in 1997. LLP distributed $29 million in cash to the Company during the fourth quarter, bringing total distributions for the year to $42 million.

A very strong quarter for LLP offset to some degree the reduced contribution from the Company's other partnerships and ventures. The closings of a number of transactions for these older ventures were postponed, as purchasers had difficulty assembling their capital in the difficult financial market at the end of the year. The Company expects that many of these transactions will be completed and should positively impact results in 1999 and into 2000.

LNR has now invested in or committed to invest in nine portfolios of non-performing real estate loans in Japan. The total net investment as of the end of the fourth quarter was approximately $28 million. The Company has already received cash distributions from its Japan investments of over $3.5 million.

Mr. Krasnoff added, "Partnerships continue to be an integral part of our business strategy, allowing us to invest in unique situations, diversify our capital and in many cases earn fees while creating value for ourselves and others. LLP is already proving itself as a strong new generator of earnings and cash flow to replace the expected run off from our older ventures, and we look for our newer investments, such as Japan, and those just in the planning stages today to positively impact our results in the future."

FINANCING AND CAPITAL STRUCTURE

The Company's growth in the fourth quarter was financed primarily by cash flow from operations and borrowings under new or existing secured credit facilities. Also during the fourth quarter, the Company paid down some of its credit lines relating to CMBS and mortgage loans reducing debt by some $63 million.

Interest expense increased for the three-month period ended November 30, 1998, primarily due to a slight increase in interest rates on new debt. Interest expense increased for the twelve-month period ended November 30, 1998 due to increased borrowing levels. The weighted average interest rate on outstanding debt was 7.6% at November 30, 1998.

LNR manages its debt position with a combination of short-, medium- and long-term financings with a goal of appropriately matching its assets and liabilities. The Company believes that its strategy has provided it with more than adequate liquidity to meet its capital needs. At year end, in addition to its unrestricted cash position of $28 million, LNR has approximately $360 million available under existing or committed lines and financings. In addition, the Company registered with the Securities Exchange Commission ("SEC") in December to issue $100 million of ten-year fixed rate senior subordinated debentures, and expects to complete the issuance during January, 1999.

During the fourth quarter, the Company continued to buy back shares of its own common stock under a previously announced program to repurchase up to 2,000,000 shares.

Certain statements in this press release may be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such factors include, but are not limited to, changes in general economic conditions; changes in interest rates; changes in markets for commercial real estate; changes in markets for various types of commercial mortgages; changes in markets for various types of real estate based securities; competition for real estate related investments; changes in business strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in, or the failure or inability to comply with, government regulations, including, without limitation, environmental regulations. See the Company's Form 10-K for the year ended November 30, 1997, for a further discussion of these and other risks and uncertainties applicable to the Company's business.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         ACTUAL    ACTUAL   PRO FORMA       ACTUAL    ACTUAL    PRO FORMA
                                         ----------------------------       -----------------------------
                                              THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                                 NOVEMBER 30,                       NOVEMBER 30,
---------------------------------------------------------------------       -----------------------------
                                          1998      1997        1997         1998      1997      1997
---------------------------------------------------------------------------------------------------------
Revenues
   Rental income                     $    23,313    12,756      12,756       73,200    56,334    56,334
Equity in earnings of partnerships        21,708     3,697      10,583       62,348    30,149    43,441
Interest income                           22,020    10,547      10,547       76,850    41,446    41,446
Gains on sales of:
      Real estate                          5,379     4,202       4,202       26,818    18,076    18,076
      Investment securities                    -         -           -        1,386     5,359     5,359
Management and servicing fees              2,362     3,215       3,215        9,260    13,385    13,385
Other, net                                    73       527         527          895     2,734     2,734
---------------------------------------------------------------------------------------------------------
Total revenues                            74,855    34,944      41,830      250,757   167,483   180,775
---------------------------------------------------------------------------------------------------------

Costs and expenses
Cost of rental operations                 13,846     7,608       7,608       45,285    35,767    35,767
General and administrative                 8,662     9,445       5,109       29,240    26,342    21,934
Depreciation                               4,602     1,738       1,738       13,014     6,060     6,060
Minority interests                           255        86          86        1,822       242       242
---------------------------------------------------------------------------------------------------------
Total costs and expenses                  27,365    18,877      14,541       89,361    68,411    64,003
---------------------------------------------------------------------------------------------------------

Operating earnings                        47,490    16,067      27,289      161,396    99,072   116,772
Interest expense                          19,590     5,862       5,337       53,850    26,584    24,484
---------------------------------------------------------------------------------------------------------
Earnings before income taxes              27,900    10,205      21,952      107,546    72,488    92,288

Income taxes                               7,249     3,980       8,561       34,223    28,270    35,991
---------------------------------------------------------------------------------------------------------
Net earnings                         $    20,651     6,225      13,391       73,323    44,218    56,297
=========================================================================================================

Weighted average shares outstanding:
     Basic                                35,612    36,128      36,128       36,006    36,128    36,128
     Diluted                              35,960    36,298      36,298       36,343    36,298    36,298

Net earnings per share:
     Basic                           $      0.58      0.17        0.37         2.04      1.22      1.56
     Diluted                         $      0.57      0.17        0.37         2.02      1.22      1.55

THE PRO FORMA FINANCIAL INFORMATION FOR THE THREE AND TWELVE MONTHS ENDED NOVEMBER 30, 1997 HAS BEEN PREPARED TO REFLECT THE EFFECT, AS THOUGH THEY HAD OCCURRED ON DECEMBER 1, 1996, OF (I) THE COMPANY'S 50% INTEREST IN LENNAR LAND PARTNERS, (II) THE ADDITION OF INCREMENTAL ADMINISTRATIVE COSTS ASSOCIATED WITH OPERATING AS A STAND-ALONE PUBLIC COMPANY, (III) REDUCTIONS IN INTEREST EXPENSE DUE TO THE USE OF PROCEEDS FROM FUNDS ADVANCED BY LENNAR TO REPAY DEBT, (IV) REMOVAL OF COSTS ASSOCIATED WITH COMPLETING THE SPIN-OFF AND (V) THE ESTIMATED INCOME TAX EFFECT OF THE PRO FORMA ADJUSTMENTS AT THE COMPANY'S EFFECTIVE TAX RATE OF 39.0%.

THE PRO FORMA AMOUNTS DO NOT GIVE PRO FORMA EFFECT TO THE ACQUISITION OF THE AFFORDABLE HOUSING GROUP. INFORMATION WHICH GIVES PRO FORMA EFFECT TO THE AFFORDABLE HOUSING GROUP ACQUISITION HAS BEEN INCLUDED IN PREVIOUS SEC FILINGS.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                      NOVEMBER 30,
                                                                  1998            1997
----------------------------------------------------------------------------------------
ASSETS

Cash and cash equivalents                                      $   28,417         34,059
Restricted cash                                                    56,264         56,637
Investment securities                                             434,157        304,660
Mortgage loans, net                                                97,855         86,849
Operating properties and equipment, net                           712,419        228,598
Land held for investment                                          140,048         83,297
Investments in and advances to partnerships                       194,490        159,359
Other assets                                                       80,155         69,878
                                                               ----------     ----------
Total assets                                                   $1,743,805      1,023,337
                                                               ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable and other liabilities                         $   73,067         40,952
Mortgage notes and other debts payable                          1,017,199        391,171
                                                               ----------     ----------
Total liabilities                                               1,090,266        432,123
                                                               ----------     ----------

Minority interests                                                 34,560         22,126
                                                               ----------     ----------

Stockholders' equity
     Common stock                                                   2,485          2,515
     Class B common stock                                           1,075          1,098
     Additional paid-in capital                                   536,259        544,548
     Retained earnings                                             71,452            370
     Unrealized gain on available-for-sale securities, net          7,708         20,557
                                                               ----------     ----------
        Total stockholders' equity                                618,979        569,088
                                                               ----------     ----------

Total liabilities and stockholders' equity                     $1,743,805      1,023,337
                                                               ==========     ==========

                            LNR PROPERTY CORPORATION
                       FACTORS RELATING TO CMBS PORTFOLIO

/bullet/ LNR has only invested in CMBS when it can control the workout of the underlying loans as special servicer and only after extensive due diligence on the underlying collateral.

/bullet/ LNR has received more cash flow from interest payments than it has recognized in earnings.

/bullet/ The Company does not buy stand alone interest-only coupon strips.

/bullet/ LNR's securities are owned at substantial discounts to their face amounts and therefore are not subject to the risks of early prepayment. As a result, prepayments may actually increase LNR's overall yield.

/bullet/ The Company has not been in the business of originating fixed-rate mortgage loans and warehousing them for securitization and therefore has not been subject to the risks associated with selling the resulting securities at a loss.

/bullet/ The Company does not securitize and retain residuals for which it recognizes non-cash income under "gain on sale" accounting.

/bullet/ LNR does not hold its securities for trading purposes and therefore there is no "mark-to-market" accounting that is recorded through the earnings statement. The rated portion of LNR's portfolio is conservatively marked-to-market through a component of stockholders' equity and on a pre-tax basis had a market value which was approximately $17 million higher than net book value at November 30, 1998.

/bullet/ The Company's unrated portfolio is recorded at a net book value of $158.6 million compared with a face amount of $644.1 million, or approximately 24.6% as a percentage of face. Current cash actually being received from interest payments alone (without giving effect to the collection of any of this large discount) represents a current yield of 29% on net book value.

/bullet/ The performance of the underlying CMBS collateral continues to exceed the levels underwritten by our management team prior to purchase. This is a positive indication that there is the potential to collect a larger percentage of the discount between the book value and face amount than originally anticipated.